Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Receives “Green Light” Letter from the U.S. Small Business Administration to Submit Its Second SBIC License Application

Dallas, Texas – December 10, 2024 – Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced that the U.S. Small Business Administration (the “SBA”) has issued a “green light” letter inviting Capital Southwest to submit its application to obtain a license to operate a second Small Business Investment Company (“SBIC”) subsidiary.

“Our partnership with the SBIC program continues to be an important strategic priority for Capital Southwest and a natural fit with our core lower middle market investment strategy,” said Michael Sarner, Chief Financial Officer of Capital Southwest. “Access to additional SBA debentures will continue to diversify our sources of attractive long-term capital and enable Capital Southwest to maintain balance sheet funding flexibility through capital market cycles. We look forward to continuing to work with the SBA to complete this process.”

Upon approval, Capital Southwest would receive its second SBIC license which would provide the Company with access to up to an additional $175 million of growth capital through SBA-guaranteed debentures, bringing Capital Southwest’s combined borrowing capacity through the SBIC program to a total of $350 million. SBA debentures have maturities of ten years and have fixed interest rates tied to the U.S. 10 Year Treasury rate. Receipt of a green light letter from the SBA does not assure an applicant that the SBA will ultimately issue an SBIC license, and Capital Southwest has received no assurance or indication from the SBA that it will receive an SBIC license, or of the timeframe in which it would receive a license, should one be granted.

The SBA program has played a pivotal role within Capital Southwest’s lower middle market investment strategy since receiving its first SBIC license in April 2021. Capital Southwest received exemptive relief from the Securities and Exchange Commission that allows for the exclusion of SBIC leverage from the Company’s applicable asset coverage limits.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.5 billion in investments at fair value as of September 30, 2024. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains “forward-looking” statements, as that term is defined under the federal securities laws, including the potential benefits of obtaining a license to operate a wholly owned SBIC subsidiary. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those stated or implied in forward-looking statements due to a number of factors. These risks include risks related to: whether the SBA ultimately issues the SBIC license and the timing thereof; changes in the markets in which Capital Southwest invests; changes in the financial and lending markets; regulatory changes; tax treatment and general economic and business conditions; and the other risks detailed in Capital Southwest’s Form 10-K filed with the SEC for the year ended March 31, 2024, in Capital Southwest’s quarterly report on Form 10-Q for the quarter ended September 30, 2024 and in other filings and reports that Capital Southwest may file from time to time with the SEC. The forward-looking statements included in this press release represent Capital Southwest’s views as of the date of this press release. Capital Southwest anticipates that subsequent events and developments will cause Capital Southwest’s views to change. Capital Southwest undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements should not be relied upon as representing Capital Southwest’s views as of any date subsequent to the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829